Exhibit 99.1

Monte Rosa Therapeutics Reports Fourth Quarter and Full Year 2021 Financial Results and Business Updates

– Company on Track for Mid-year Filing of Investigational New Drug (IND) Application for Lead Candidate MRT-2359 –

– Progressed NEK7 and CDK2 Molecular Glue Degrader Programs into Lead Optimization –

– Year-end Cash and Cash Equivalents Expected to Provide Runway into Late 2024 –

BOSTON, March 29, 2022 – Monte Rosa Therapeutics, Inc. (NASDAQ: GLUE), a biotechnology company developing novel molecular glue degrader (MGD) medicines, today reported business highlights and financial results for the fourth quarter and full year, ended December 31, 2021.

“Last year was transformational for Monte Rosa as we continued to build our world-class leadership team, expanded operations across our two sites in Boston and Basel, named MRT-2359 – our development candidate for the GSPT1 program – and secured $377.6 million in funding,” said Markus Warmuth, M.D., CEO of Monte Rosa. “As we look to 2022, we anticipate significant pipeline progress, including the submission of our IND for MRT-2359, as well as continued lead optimization on our CDK2 and NEK7 programs. We are also seeing exciting advancements across our proprietary QuEEN platform, including the expansion of our understanding of structural characteristics of degradable proteins driven by both our experimental and AI platforms. We believe we are well-positioned both organizationally and financially to execute on our vision of tackling historically undruggable targets and identifying potent, highly selective therapies for patients with few or no treatment options.”

FOURTH QUARTER 2021 & RECENT HIGHLIGHTS

•
Presented preclinical data for MRT-2359 demonstrating anti-tumor activity in L- and N-Myc-positive non-small cell lung cancer patient-derived xenograft (PDX) models. The data were featured as part of the company’s presentation at the 40th Annual J.P. Morgan Healthcare Conference. MRT-2359 is a potent, selective and orally bioavailable GSPT1-directed molecular glue degrader. MRT-2359 has been shown to induce tumor regression in multiple Myc-driven preclinical models, including models of non-small cell lung cancer and small cell lung cancer

•
Advanced CDK2 degrader program into lead optimization. Leveraging the company’s QuEEN™ platform, Monte Rosa has identified selective MGDs for CDK2, a highly validated oncogenic driver of breast, gynecological and other cancers

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•
Announced license and research collaboration agreement with Dr. Nir London and the Yeda Research and Development Company Ltd., the commercial arm of the Weizmann Institute of Science. The goal of the collaboration is to leverage innovative covalent chemistry to further expand the target space for molecular glue degradation

•
Strengthened executive leadership team with promotions of Jullian Jones, Ph.D., J.D., MBA, to Chief Business Officer and Phil Nickson, Ph.D., J.D., to General Counsel

•
Presented at recent scientific and medical conferences, including:
•
3rd Annual Protein Degradation and Targeting Undruggables Congress, March 8-9
•
ESMO Targeted Anticancer Therapies Congress 2022, March 7-8
•
2nd Annual Targeted Protein Degradation Europe, March 15-17

UPCOMING MILESTONES & DATA PRESENTATIONS

•
Submission of Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA) for MRT-2359 expected in mid-2022

•
Initiation of at least one additional lead optimization program expected in 2022

•
Share new preclinical data supporting MRT-2359 program in a poster presentation at the upcoming American Association for Cancer Research (AACR) Annual Meeting, hosted April 8-13, 2022, in New Orleans; presentation details, as follows:

Title: Identification of MRT-2359 a potent, selective and orally bioavailable GSPT1-directed molecular glue degrader (MGD) for the treatment of cancers with Myc-induced translational addiction

Abstract: 3929

Presenter: Gerald Gavory, Ph.D.

Date and Time: April 13, 2022, 9:00 AM - 12:30 PM

UPCOMING INVESTOR EVENTS

Monte Rosa will be participating in the following upcoming investor conferences:

•
Wells Fargo Biotech Forum, April 11-13
•
Piper Sandler Boston Biotech Bus Tour, May 4-5
•
UBS Global Healthcare Conference, May 23-25
•
Jefferies Global Healthcare Conference, June 8-10

FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

Research and Development (R&D) Expenses: R&D expenses were $18.1 million for the fourth quarter of 2021 and $57.2 million for the year ended December 31, 2021, compared to $9.9 million and $24.0 million, respectively for the same periods of 2020. These increases were due to the expansion of research and development activities, including the development of our QuEEN

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platform and discovery, lead optimization efforts of our GSPT1 program, and the advancement of development candidate MRT-2359, as well as increases in headcount and laboratory-related expenses due to our continued growth as a research and development organization. R&D expenses included non-cash stock-based compensation of $1.0 million for the fourth quarter of 2021 and $2.6 million for the year ended December 31, 2021, compared to $0.1 million and $0.2 million, respectively, for the same periods in 2020.

General and Administrative (G&A) Expenses: G&A expenses for the fourth quarter of 2021 were $5.3 million compared to $2.1 million for the fourth quarter of 2020, and $15.7 million for the year ended December 31, 2021, compared to $4.0 million for the year ended December 31, 2020. The increase in G&A expenses were a result of increased headcount and expenses in support of the company’s growth and operations as a public company and director and officer liability insurance. G&A expenses included non-cash stock-based compensation of $1.0 million for the fourth quarter of 2021 and $2.6 million for the year ended December 31, 2021, compared to $0.1 million and $0.2 million, respectively, for the same periods in 2020.

Net Loss: Net loss for the fourth quarter of 2021 was $23.4 million compared to $19.7 million for the fourth quarter of 2020, and $74.0 million for the year ended December 31, 2021, compared to $35.9 million for the year ended December 21, 2020.

Cash Position and Financial Guidance: Cash, cash equivalents and restricted cash as of December 31, 2021, were $351.4 million, compared to $42.9 million as of December 31, 2020. The company expects that its cash and cash equivalents, including the aggregate net proceeds from the initial public offering, will be sufficient to fund planned operations and capital expenditures into late 2024.

About Monte Rosa

Monte Rosa Therapeutics is a biotechnology company developing a portfolio of novel molecular glue degrader medicines. These medicines are designed to employ the body’s natural mechanisms to selectively eliminate therapeutically relevant proteins. The company has developed a proprietary protein degradation platform, called QuEEN™ (Quantitative and Engineered Elimination of Neosubstrates), that enables it to rapidly identify protein targets and molecular glue degrader, or MGD, product candidates that are designed to eliminate therapeutically relevant proteins in a highly selective manner. The company’s drug discovery platform combines diverse and proprietary chemical libraries of small molecule protein degraders with in-house proteomics, structural biology, AI/machine learning-based target selection and computational chemistry capabilities to predict and obtain protein degradation profiles. For more information, visit www.monterosatx.com.

Forward-Looking Statements
This communication includes express and implied “forward-looking statements,” including forward-looking statements within the meaning of the Private Securities Litigation Reform Act

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of 1995. Forward looking statements include all statements that are not historical facts, and in some cases, can be identified by terms such as “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. Forward-looking statements contained in herein include, but are not limited to, statements about our product development activities, including our expectations around the ongoing development of our QuEEN™ platform, the advancement of our pipeline and the various products therein, including our expectations of timing for filing our IND for MRT-2359 and the advancement of additional programs including NEK7 and CDK2, the expansion of our compound and degron libraries, our ability to initiate at least one additional lead optimization programs, our ability to identify additional molecular glue degraders, and our scientific predictions around clinical opportunities for our programs. By their nature, these statements are subject to numerous risks and uncertainties, including the impact that the current COVID-19 pandemic will have on our development activities and operations, as well as those risks and uncertainties set forth in our Quarterly Report on Form 10-Q for the third quarter ended September 30, 2021 filed with the US Securities and Exchange Commission, and any subsequent filings, that could cause actual results, performance or achievement to differ materially and adversely from those anticipated or implied in the statements. You should not rely upon forward looking statements as predictions of future events. Although our management believes that the expectations reflected in our statements are reasonable, we cannot guarantee that the future results, performance or events and circumstances described in the forward-looking statements will be achieved or occur. Recipients are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date such statements are made and should not be construed as statements of fact. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, any future presentations or otherwise, except as required by applicable law. Certain information contained in these materials and any statements made orally during any presentation of these materials that relate to the materials or are based on studies, publications, surveys and other data obtained from third-party sources and our own internal estimates and research. While we believe these third-party studies, publications, surveys and other data to be reliable as of the date of these materials, it has not independently verified, and makes no representations as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, no independent source has evaluated the reasonableness or accuracy of our internal estimates or research and no reliance should be made on any information or statements made in these materials relating to or based on such internal estimates and research.

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Consolidated Balance Sheets
(in thousands, except share and per share amounts)
	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$346,071	$41,699
Prepaid expenses and other current assets	2,595	1,892
Total current assets	348,666	43,591
Property and equipment, net	12,325	4,623
Restricted cash	5,338	1,164
Total assets	$366,329	$49,378
Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$6,558	$7,066
Accrued expenses and other current liabilities	10,080	2,529
Preferred stock tranche obligations	—	19,680
Total current liabilities	16,638	29,275
Defined benefit plan liability	2,176	1,067
Total liabilities	18,814	30,342
Commitments and contingencies (Note 6)
Convertible preferred stock, $0.0001 par value; no shares authorized, issued, or outstanding as of December 31, 2021; and 77,631,514 shares authorized and 53,631,514 shares issued and outstanding as of December 31, 2020	—	67,764
Stockholders’ equity (deficit)
Common stock, $0.0001 par value; 500,000,000 shares authorized, 46,794,295 shares issued and 46,535,966 shares outstanding as of December 31, 2021; and 97,500,000 shares authorized, 2,180,803 shares issued and 1,685,534 outstanding as of December 31, 2020	5	1
Additional paid-in capital	471,566	404
Accumulated other comprehensive loss	(2,021)	(1,056)
Accumulated deficit	(122,035)	(48,077)
Total stockholders’ equity (deficit)	347,515	(48,728)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$366,329	$49,378

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Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)
	Year ended December 31,
	2021	2020
Operating expenses:
Research and development	$57,155	$24,005
General and administrative	15,727	4,005
Total operating expenses	72,882	28,010
Loss from operations	(72,882)	(28,010)
Other income (expense):
Interest income, net	46	9
Foreign currency exchange loss, net	(162)	(198)
Changes in fair value of preferred stock tranche obligations, net	(960)	(7,680)
Total other expense	(1,076)	(7,869)
Net loss	$(73,958)	$(35,879)
Provision for pension benefit obligation	(965)	(1,056)
Comprehensive loss	$(74,923)	$(36,935)
Reconciliation of net loss to net loss attributable to common stockholders
Net loss	$(73,958)	$(35,879)
Net loss per share attributable to common stockholders—basic and diluted	$(2.96)	$(23.65)
Weighted-average number of shares outstanding used in computing net loss per common share—basic and diluted	25,000,124	1,516,912

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Contacts:

Investors
Michael Morabito, Solebury Trout

ir@monterosatx.com

Media
Dan Budwick, 1AB
dan@1abmedia.com

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